Exhibit 99.1

PRESS RELEASE	EAGLE BANCORP, INC.
FOR IMMEDIATE RELEASE	CONTACT:
Michael T. Flynn
October 29, 2012	301.986.1800

EAGLE BANCORP, INC. COMPLETES $35 MILLION AT THE MARKET OFFERING AND RAISES AN ADDITIONAL $10 MILLION IN UNDERWRITTEN OFFERING

BETHESDA, MD.  Eagle Bancorp, Inc. (NASDAQ: EGBN) (the “Company”), the parent company of EagleBank, Bethesda, Maryland (the “Bank”), announced today that it has completed the sale of shares of its common stock under its “at the market” equity offering program announced on May 1, 2012. The Company sold an aggregate of 2,052,074 shares of common stock in open market trading under the program, at an average weighted price of $17.0559 per share, for aggregate gross proceeds of approximately $35.0 million, and net proceeds of approximately $33.8 million, after commissions.  Sandler O’Neill + Partners, L.P. served as sales agent for the at-the-market offering program.

Eagle Bancorp also announced today that it has priced an offering of 552,012 shares of common stock under the Company’s previously filed shelf registration statement, at a price of $18.25 per share.  At closing, the Company expects to net proceeds of approximately $9.7 million after underwriting discounts and expenses. The closing of the offering is expected to occur on or about October 31, 2012, subject to customary closing conditions. Sandler O’Neill + Partners, L.P. is the sole underwriter for the offering.  The shares of common stock are being sold pursuant to the Company’s existing shelf registration statement on file with the Securities and Exchange Commission (the “SEC”) (Registration No. 333-183054).

“We are very pleased to report that we have successfully completed the sale of $35 million of common stock under the ‘at the market’ offering and had the opportunity to sell an additional $10 million in the underwritten offering” stated Ronald D. Paul, Chairman and CEO. “We are very satisfied by these events in that they improve the financial strength of the Company. While the capital position of EagleBank was already very strong, the Company is pleased to complete these transactions in a favorable market, and that the issuances are accretive as compared to the tangible book value per share of $11.97 as of September 30, 2012.”

The Company intends to use the proceeds from the offering for contribution of capital to its subsidiaries, including the Bank, to support organic growth and for general corporate purposes.

This press release is for informational purposes only and is not an offer to sell or the solicitation of an offer to sell any security of the Company, which is made only by means of a prospectus supplement and related base prospectus, nor will there be any sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful. The Company has filed a registration statement with the SEC for the offering to which this communication relates. The sale of shares in the underwritten offering will be made pursuant to a prospectus supplement to the base prospectus dated October 5, 2012, filed with the SEC.  Before you invest, you should read the prospectus in the registration statement, the preliminary prospectus supplement, and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies of the prospectus supplement and the prospectus relating to the offering may be obtained by contacting Sandler O’Neill + Partners, L.P., 1251 Avenue of the Americas, 6th Floor, New York, New York 10020, (866) 805-4128.

About Eagle Bancorp: The Company is the holding company for EagleBank which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and conducts full service commercial banking through seventeen offices, located in Montgomery County, Maryland, Washington, D.C., Arlington County, Virginia, and Fairfax County, Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

Forward-looking Statements: This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. Examples of forward-looking statements include, but are not limited to, expectations as to the sale of securities and the use of proceeds of the at the market offering. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and in other periodic and current reports filed with the SEC.  Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.